Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES AGREEMENT TO SELL TECO TRANSPORT CORPORATION

Tampa, Florida – October 29, 2007 – TECO Energy today announced the execution of a definitive agreement to sell TECO Transport Corporation to an investment group led by Greenstreet Equity Partners, L.P., a Miami-based private equity firm founded by Steven Green, the former U.S. Ambassador to Singapore, and Jeffrey Safchik, for a purchase price of $405 million, subject to working capital adjustment. Net proceeds, taking into consideration estimated transaction-related costs, including state and federal taxes, are expected to be approximately $370-380 million.

Chairman and CEO Sherrill Hudson said, “Today’s announcement concludes the evaluation of strategic alternatives for TECO Transport that we announced earlier this year. We are pleased with the outcome and believe that it is in the best interest of all concerned. It is the best alternative for TECO Energy’s shareholders – allowing us to accelerate our debt retirement plan, strengthen our balance sheet and focus on our utility businesses. In addition, we hope the completion of this sale will accelerate improvement of TECO Energy’s credit ratings. It also puts TECO Transport Corporation in the hands of an investor able to focus on and deploy the future capital needed to grow this business.”

The definitive agreement has various conditions that must be satisfied prior to closing, and the parties anticipate closing the transaction before the end of the year. TECO Energy is the guarantor of three TECO Transport leases, and the parties have made various arrangements for dealing with these guarantees. The transaction is not conditioned upon obtaining debt financing.

Morgan Stanley & Co. Incorporated acted as TECO Energy’s financial advisor in connection with the transaction, and Skadden, Arps, Slate, Meagher & Flom LLP provided legal counsel. AMA Capital Partners LLC acted as the financial advisor to Greenstreet Equity Partners, and Willkie Farr & Gallagher LLP provided legal counsel.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

NOTE: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could impact actual results. TECO Energy’s ability to successfully close the sale of TECO Transport in the anticipated time frame is dependent upon various closing conditions. TECO Energy’s ability to accelerate its debt retirement plan and take other financial actions described in this release is dependent upon completing the transaction and achieving TECO Energy’s anticipated financial performance. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2006.

Contact:	News Media: Rick Morera	Investors: Mark Kane
	813-228-4945	813-228-1772